Exhibit 99.19

Consent of Director Designee

In connection with the filing by McDermott International, Inc. and Comet I, B.V. of a Registration Statement on Form S-4 (Registration No. 333-222662) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a designee to the board of directors of McDermott International, Inc. in the Registration Statement (including any and all amendments or supplements thereto) and the joint proxy statement/prospectus included therein (including any and all amendments or supplements thereto). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Forbes I.J. Alexander
Name: Forbes I.J. Alexander